Exhibit 99.2

Donaldson Appoints Richard Lewis Chief Operating Officer

MINNEAPOLIS (June 2, 2025) — Donaldson Company, Inc. (NYSE: DCI), a leading worldwide provider of innovative filtration products and solutions, today announced the appointment of Richard Lewis as chief operating officer, effective August 1, 2025. In his new role, Lewis will oversee the company’s three segments as well as its enterprise operations and supply chain, and corporate technology functions. He will continue to report to Tod Carpenter, chairman, president and chief executive officer.

“Rich is an experienced leader with a track record of consistent operational success through a broad range of dynamic and challenging market conditions,” said Carpenter. “During his 23 years with Donaldson, he has achieved a deep understanding of our global portfolio of businesses, end markets, and customers’ needs. I look forward to partnering with Rich to further strengthen execution of our strategy and drive value creation for all of our stakeholders.”

Lewis is currently president of the company’s Life Sciences segment and will continue to perform that role until a successor is named. During his tenure within Donaldson, Lewis has held several key leadership positions including President, Mobile Solutions and Senior Vice President, Global Operations. He holds a bachelor’s degree in industrial engineering from the University of Louisville and an MBA from Indiana University.

“I am honored to step into the COO role and lead operations for the company’s diversified portfolio of businesses,” said Lewis. “I am eager to continue working with our strong leadership team to deliver our innovative solutions for customers around the globe and further our collective success.”

About Donaldson Company

Founded in 1915, Donaldson (NYSE: DCI) is a global leader in technology-led filtration products and solutions, serving a broad range of industries and advanced markets. Diverse, skilled employees at over 140 locations on six continents partner with customers - from small business owners to R&D organizations and the world’s biggest OEM brands. Donaldson solves complex filtration challenges through three primary segments: Mobile Solutions, Industrial Solutions and Life Sciences. Additional information is available at www.Donaldson.com.